Exhibit 99.1

Mead Johnson Nutrition Announces Pricing of Notes Offering

GLENVIEW, Ill.--(BUSINESS WIRE)--October 30, 2009--Mead Johnson Nutrition Company (NYSE: MJN) announced today the pricing of a private offering of senior unsecured notes as follows:

  $500 million principal amount of 3.50% Notes due 2014 priced at 99.552% of the principal amount,
  $700 million principal amount of 4.90% Notes due 2019 priced at 99.649% of the principal amount, and
  $300 million principal amount of 5.90% Notes due 2039 priced at 99.973% of the principal amount.

Proceeds from the offering are intended to be used to repay debt owed to a subsidiary of Bristol-Myers Squibb Company. The sale of the notes is expected to close on or about Nov. 5, 2009.

The notes were offered in a transaction exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the Securities Act). The notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Certain disclosures in this news release are “forward-looking statements” within the federal securities laws concerning Mead Johnson’s note offering. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed in the company’s filings with the Securities and Exchange Commission. There is no assurance that Mead Johnson will complete the sale of the notes.

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathryn Chieger, 847-832-2419
kathryn.chieger@mjn.com
or
Media:
Christopher Perille, 847-832-2178
chris.perille@mjn.com